Exhibit 99.1

Allison Transmission Announces Second Quarter 2014 Results

•	Net Sales $536 million, Adjusted Net Income $117 million, Adjusted EBITDA $186 million, Adjusted Free Cash Flow $132 million or $0.73 per Diluted Share

INDIANAPOLIS, July 23, 2014 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the quarter of $536 million, a 5 percent increase from the same period in 2013. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $117 million, compared to Adjusted Net Income of $89 million for the same period in 2013, an increase of $28 million. Diluted earnings per share for the quarter were $0.31.

The increase in net sales was principally driven by the continued recoveries in the North America On-Highway and Off-Highway end markets, and higher demand in the Service Parts, Support Equipment & Other end market partially offset by lower demand in the Outside North America end markets and previously contemplated reductions in U.S. defense spending.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $186 million, or 34.7 percent of net sales, compared to $172 million, or 33.5 percent of net sales, for the same period in 2013. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $132 million compared to $117 million for the same period in 2013.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Our second quarter 2014 results are within the full year guidance ranges we affirmed on April 16. Net sales improved on a year-over-year basis for the third consecutive quarter led by the continued recoveries in the North America On-Highway and Off-Highway end markets partially offset by weakness in the Outside North America end markets. Allison continued to demonstrate strong operating margins and free cash flow while aligning costs and programs across our business with end markets demand conditions and growth opportunities. During the quarter, Allison continued its prudent and well-defined approach to capital allocation by returning capital to its shareholders through a $150 million share repurchase and payment of a dividend. We are updating our full year net sales guidance to an increase in the range of 4 to 6 percent year-over-year, due to anticipated improvements in second half demand conditions in the North America On-Highway and Off-Highway end markets, weakness in the Outside North America On-Highway end market and previously contemplated reductions in U.S. defense spending.”

Second Quarter Net Sales by End Market

End Market	Q2 2014 Net Sales ($M)	Q2 2013 Net Sales ($M)	% Variance
North America On-Highway	243	216	13%
North America Hybrid-Propulsion Systems for Transit Bus	28	27	4%
North America Off-Highway	23	8	188%
Defense	49	58	(16%)
Outside North America On-Highway	62	75	(17%)
Outside North America Off-Highway	24	36	(33%)
Service Parts, Support Equipment & Other	107	92	16%
Total Net Sales	536	512	5%

Second Quarter Highlights

North America On-Highway end market net sales were up 13 percent from the same period in 2013 principally driven by higher demand for Rugged Duty Series and Pupil Transport/Shuttle Series models, and up 4 percent on a sequential basis principally driven by higher demand for Rugged Duty Series and Pupil Transport/Shuttle Series models partially offset by lower demand for Highway Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were up 4 percent from the same period in 2013 and 17 percent sequentially principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were up 188 percent from the same period in 2013 and 92 percent on a sequential basis principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were down 16 percent from the same period in 2013 and up 44 percent sequentially principally driven by previously considered reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts partially offset by the recognition of previously deferred revenue totaling $16 million commensurate with the shipment of certain tracked transmissions at the request of the U.S. government.

Outside North America On-Highway end market net sales were down 17 percent from the same period in 2013 reflecting weakness in China, Europe and South America, and down 3 percent on a sequential basis reflecting weakness in China partially offset by Japan.

Outside North America Off-Highway end market net sales were down 33 percent from the same period in 2013 principally driven by weaker demand conditions in the energy sector partially offset by higher demand from the mining sector, and up 14 percent sequentially principally driven by modestly improved demand conditions in the energy sector.

Service Parts, Support Equipment & Other end market net sales were up 16 percent from the same period in 2013 and flat on a sequential basis principally driven by higher demand for North America service parts, and North America On-Highway support equipment commensurate with increased transmission unit volumes.

Gross profit for the quarter was $239 million, an increase of 5 percent from $226 million for the same period in 2013. Gross margin for the quarter was 44.5 percent, an increase of 30 basis points from a gross margin of 44.2 percent for the same period in 2013. The increase in gross profit from the same period in 2013 was principally driven by increased net sales and price increases on certain products partially offset by unfavorable material costs.

Selling, general and administrative expenses for the quarter were $85 million, essentially flat with the same period in 2013.

Engineering – research and development expenses for the quarter were $21 million, a decrease of 7 percent from $23 million for the same period in 2013, principally driven by reduced product initiatives spending.

Second Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $186 million, or 34.7 percent of net sales, compared to $172 million, or 33.5 percent of net sales, for the same period in 2013. The increase in Adjusted EBITDA from the same period in 2013 was principally driven by increased net sales, price increases on certain products and reduced product initiatives spending partially offset by unfavorable material costs.

Adjusted Net Income for the quarter was $117 million compared to $89 million for the same period in 2013. The increase was principally driven by increased Adjusted EBITDA and decreased cash interest expense.

Adjusted Free Cash Flow for the quarter was $132 million compared to $117 million for the same period in 2013. The increase was principally driven by increased net cash provided by operating activities.

Full Year 2014 Guidance Update

Our updated full year 2014 guidance includes a year-over-year net sales increase in the range of 4 to 6 percent, an Adjusted EBITDA margin excluding technology-related license expenses in the range of 32.5 to 34 percent, an Adjusted Free Cash Flow in the range of $385 to $425 million, capital expenditures in the range of $60 to $70 million and cash income taxes in the range of $10 to $15 million. In the second half of 2014 we expect net sales to increase on a year-over-year basis principally driven by improved demand conditions in the North America On-Highway and Off-Highway end markets, weakness in the Outside North America On-Highway end market and previously contemplated reductions in U.S. defense spending.

Although we are not providing specific third quarter 2014 guidance, Allison expects net sales to be higher than the same period in 2013. The anticipated year-over-year increase in third quarter net sales is expected to be principally driven by higher demand in the North America On-Highway and Off-Highway end markets partially offset by previously considered reductions in Defense net sales.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday July 24 to discuss its second quarter 2014 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on July 24 until 11:59 p.m. ET on July 31. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13585764.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles, and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

(317) 242-3078

ir@allisontransmission.com

Media Relations

(317) 242-5000

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$536.1	$512.1	$1,029.7	$969.5
Cost of sales	297.6	286.0	568.7	545.1

Gross profit	238.5	226.1	461.0	424.4
Selling, general and administrative expenses	85.1	85.6	168.3	173.5
Engineering - research and development	21.2	22.8	45.7	51.8

Operating income	132.2	117.7	247.0	199.1
Interest expense, net	(36.6)	(33.3)	(71.7)	(67.2)
Other expense, net	(0.9)	(2.6)	(1.3)	(5.7)

Income before income taxes	94.7	81.8	174.0	126.2
Income tax expense	(37.5)	(31.3)	(64.7)	(48.2)

Net income	$57.2	$50.5	$109.3	$78.0

Basic earnings per share attributable to common stockholders	$0.32	$0.27	$0.61	$0.42
Diluted earnings per share attributable to common stockholders	$0.31	$0.26	$0.59	$0.41

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

	June 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$126.7	$184.7
Accounts receivables - net of allowance for doubtful accounts of $0.6 and $0.4, respectively	227.0	175.1
Inventories	169.5	160.4
Deferred income taxes, net	94.9	58.1
Other current assets	29.4	28.6

Total Current Assets	647.5	606.9
Property, plant and equipment, net	538.2	563.4
Intangible assets, net	3,502.4	3,551.8
Deferred income taxes, net	1.1	1.1
Other non-current assets	82.7	89.4

TOTAL ASSETS	$4,771.9	$4,812.6

LIABILITIES
Current Liabilities
Accounts payable	$174.4	$150.4
Current portion of long term debt	17.9	17.9
Other current liabilities	186.0	218.9

Total Current Liabilities	378.3	387.2
Long term debt	2,651.5	2,660.4
Other non-current liabilities	448.1	326.2

TOTAL LIABILITIES	3,477.9	3,373.8
TOTAL STOCKHOLDERS’ EQUITY	1,294.0	1,438.8

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,771.9	$4,812.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$143.4	$129.7	$242.0	$184.4
Net cash used for investing activities (a)	(9.6)	(11.5)	(24.7)	(30.6)
Net cash used for financing activities	(167.4)	(19.8)	(273.1)	(17.7)
Effect of exchange rate changes in cash	0.4	8.1	(2.2)	11.1

Net (decrease) increase in cash and cash equivalents	(33.2)	106.5	(58.0)	147.2
Cash and cash equivalents at beginning of period	159.9	120.9	184.7	80.2

Cash and cash equivalents at end of period	$126.7	$227.4	$126.7	$227.4

Supplemental disclosures:
Interest paid	$39.2	$49.6	$68.6	$79.6
Income taxes paid	$1.0	$1.8	$3.1	$3.0
(a) Additions of long-lived assets	$(11.6)	$(13.2)	$(22.7)	$(25.8)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income	$57.2	$50.5	$109.3	$78.0
plus:
Interest expense, net	36.6	33.3	71.7	67.2
Cash interest expense	(39.2)	(49.6)	(68.6)	(79.6)
Income tax expense	37.5	31.3	64.7	48.2
Cash income taxes	(1.0)	(1.8)	(3.1)	(3.0)
Impairment loss on technology-related investments (a)	—	—	—	2.5
Public offering expenses (b)	0.8	0.6	1.1	0.6
Amortization of intangible assets	24.7	25.1	49.4	55.0

Adjusted net income	$116.6	$89.4	$224.5	$168.9
Cash interest expense	39.2	49.6	68.6	79.6
Cash income taxes	1.0	1.8	3.1	3.0
Depreciation of property, plant and equipment	24.1	25.0	47.4	49.7
Restructuring charge (c)	0.7	1.0	0.7	1.0
Unrealized loss (gain) on foreign exchange (d)	1.7	(0.1)	1.4	0.5
Unrealized (gain) loss on commodity hedge contracts (e)	(1.2)	0.6	(1.1)	1.9
Other (f)	4.0	4.3	7.3	7.7

Adjusted EBITDA	$186.1	$171.6	$351.9	$312.3
Adjusted EBITDA excluding technology-related license expenses (g)	$186.1	$171.6	$355.2	$318.3

Net sales	$536.1	$512.1	$1,029.7	$969.5
Adjusted EBITDA margin	34.7%	33.5%	34.2%	32.2%
Adjusted EBITDA margin excluding technology-related license expenses (g)	34.7%	33.5%	34.5%	32.8%
Net Cash Provided by Operating Activities	$143.4	$129.7	$242.0	$184.4
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(11.6)	(13.2)	(22.7)	(25.8)
Technology-related license expenses (g)	—	—	3.3	6.0

Adjusted Free Cash Flow	$131.8	$116.5	$222.6	$164.6

(a)	Represents an impairment charge (recorded in Other expense, net) for investments in co-development agreements to expand our position in transmission technologies.
(b)	Represents fees and expenses (recorded in Other expense, net) related to our secondary offerings in June 2014, April 2014, February 2014 and proposed secondary offering in April 2013.
(c)	Represents a charge (recorded in Selling, general and administrative, and Engineering - research and development) related to employee headcount reductions in the second quarter of 2014 and second quarter of 2013.
(d)	Represents losses (gains) (recorded in Other expense, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(e)	Represents (gains) losses (recorded in Other expense, net) on the mark-to-market of our commodity hedge contracts.
(f)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(g)	Represents payments (recorded in Engineering - research and development) for licenses to expand our position in transmission technologies.